          Exhibit 23.1

CONSENT of HAYNIE & COMPANY,

UTAH MEDICAL PRODUCTS, INC’S INDEPENDENT AUDITORS

for the YEARS ENDED DECEMBER 31, 2020 and DECEMBER 31, 2019

We consent to the incorporation by reference in Registration Statement No. 333-199337 (on Form S-8) of Utah Medical Products, Inc. of our audit report dated March 26, 2021, on the consolidated financial statements and internal control over financial reporting of Utah Medical Products, Inc., which report appears in this annual report on Form 10-K of Utah Medical Products, Inc. for the years ended December 31, 2020 and December 31, 2019.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

March 26, 2021